Exhibit 5.1

May 7, 2025

Eos Energy Enterprises, Inc.

3920 Park Avenue

Edison, New York 08820

Ladies and Gentlemen:

We have acted as counsel for Eos Energy Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) by the Company which registers the resale by the holders thereof of an aggregate of 158,433,112 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), (a) underlying shares of Series A-1 Non-Voting Non-Convertible Preferred Stock, par value $0.0001 per share (the “Series A-1 Preferred Stock”), that converted into 31.940063 shares of non-voting Series B-1 Convertible Preferred Stock, par value $0.0001 per share (“Series B-1 Preferred Stock”), which shares of Series B-1 Preferred Stock are convertible into 31,940,063 shares of Common Stock, (ii) shares of Series A-2 Non-Voting Non-Convertible Preferred Stock, par value $0.0001 per share (the “Series A-2 Preferred Stock” and together, with the Series A-1 Preferred Stock, the “Series A Preferred Stock”), that converted into 28.806463 shares of non-voting Series B-2 Convertible Preferred Stock, par value $0.0001 per share (“Series B-2 Preferred Stock”), which shares of Series B-2 Preferred Stock are convertible into 28,806,463 shares of Common Stock, (iii) 38.259864 shares of non-voting Series B-3 Convertible Preferred Stock, par value $0.0001 per share (“Series B-3 Preferred Stock”), which shares of Series B-3 Preferred Stock are convertible into 38,259,864 shares of Common Stock, and (iv) 16.150528 shares of non-voting Series B-4 Convertible Preferred Stock, par value $0.0001 per share (the “Series B-4 Preferred Stock” and, together with the Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Series B-3 Preferred Stock, the “Series B Preferred Stock”), which are convertible into 16,150,528 shares of Common Stock and (b) issuable upon exercise of a warrant to purchase 43,276,194 shares of Common Stock at an exercise price of $0.001 per share (the “Warrant”) issued in connection with that certain securities purchase agreement, by and between the Company and CCM Denali Equity Holdings, LP (as amended from time to time, the “Securities Purchase Agreement”) and that certain Credit and Guaranty Agreement dated as of June 21, 2024, by and among the Company, the subsidiary guarantors party thereto, various lenders and CCM Denali Debt Holdings, LP (the “Credit Agreement”).

In rendering the opinion expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of (i) the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, as amended, as of the date hereof (“Company Organizational Documents”); (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Shares and related matters, (iii) the Registration Statement and all exhibits thereto; (iv) the Securities Purchase Agreement, (v) the Credit Agreement, (vi) the certificates of designation of the Series A Preferred Stock and Series B Preferred Stock, (vii) a certificate executed by an officer of the Company, dated as of the date hereof; and (viii) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Haynes and Boone, LLP	2801 N. Harwood Street | Suite 2300 | Dallas, TX 75201 T: 214.651.5000 | haynesboone.com

We have also assumed that (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization; (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (iii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement or any prospectus supplement will have been issued; (iv) a prospectus properly describing the Shares offered thereby will have been delivered to the purchaser(s) of the Shares as required in accordance with applicable law; (v) the resolutions of the Board of Directors of the Company referred to above will not have been modified or rescinded, (vi) all Shares will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the prospectus and any prospectus supplement; and (vii) there will not have occurred any change in law or in the Company Organizational Documents of the Company adversely affecting the Shares or the rights of the holders thereof.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect (the “DGCL”).

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that upon issuance of the Shares (i) upon conversion of the Series B Preferred Stock in accordance with the terms of the applicable certificates of designation and (ii) upon exercise of the Warrant in accordance with the terms of the Warrant against payment in full of the consideration payable therefor as contemplated by the Warrant, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of such Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP

Haynes and Boone, LLP	2801 N. Harwood Street | Suite 2300 | Dallas, TX 75201 T: 214.651.5000 | haynesboone.com